Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Craig Audet, Senior Vice President,	David Schull, President
Operations and Head of Global Regulatory Affairs	david.schull@russopartnersllc.com
caudet@arenapharm.com	858.717.2310
858.453.7200, ext. 1612

www.arenapharm.com

Arena Pharmaceuticals Provides Corporate Update and

Reports First Quarter 2014 Financial Results

— Conference Call and Webcast Scheduled for Today at 5:00 p.m. Eastern Time —

SAN DIEGO, CA, May 12, 2014 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today provided a corporate update and reported financial results for the first quarter ended March 31, 2014.

“We are off to a productive start in 2014 with significant new marketing initiatives for BELVIQ® for chronic weight management, the advancement of our lorcaserin life-cycle management programs and the development of our internally discovered pipeline,” said Jack Lief, Arena’s President and Chief Executive Officer. “Prescriptions for BELVIQ increased 31% in the first quarter over the previous quarter, and Eisai continues to boost its investment in key strategic areas.”

First Quarter and Recent Developments

BELVIQ® (lorcaserin HCl) CIV US Commercial Update

•	Approximately 77,000 prescriptions for BELVIQ were filled in the first quarter of 2014, according to IMS Health, representing growth of approximately 31% in total prescriptions as compared to the previous quarter.

•	Eisai recorded net product sales for BELVIQ of $8.4 million in the first quarter of 2014.

•	Eisai announced plans to add another 200 representatives to its sales force for BELVIQ by July 2014, increasing the number of representatives to approximately 600. Eisai believes this expansion of the sales force will enable them to reach approximately 90,000 physicians in the United States. This increase is in addition to the 200 sales representatives for BELVIQ that Eisai added around the end of 2013.

•	Eisai announced that its continued work to expand reimbursement has resulted in additional insurance coverage for BELVIQ. According to Fingertip Formulary, the number of insured commercial lives in the United States with access to BELVIQ is now estimated to exceed 60%. While the exact coverage for BELVIQ varies by each patient’s insurance plan, this improved access means more patients will receive coverage support from their health plan or pharmacy benefit manager.

•	Eisai launched a national television advertising campaign for BELVIQ that illustrates the struggles many people face with appetite and body weight. The television advertisement is airing on numerous networks, including Lifetime, Oxygen and AMC, and presents BELVIQ as a targeted approach to weight loss, that, when combined with diet and increased activity, may help patients lose weight and keep it off.

•	Eisai Laboratorios Ltda. filed for marketing authorization of BELVIQ as a treatment for chronic weight management in Brazil. In connection with the filing, Arena achieved a $0.5 million milestone payment from Eisai.

Research & Development

•	Eisai completed enrollment in a 12-week pilot study of lorcaserin and phentermine when co-administered. The primary endpoint of this study is safety.

•	Arena initiated dosing in a 12-week randomized, double-blind and placebo-controlled Phase 2 clinical trial that will enroll approximately 600 active smokers to evaluate lorcaserin as a potential aid to smoking cessation.

•	Ildong Pharmaceutical Co., Ltd., initiated dosing in a Phase 1 multiple-ascending dose clinical trial of temanogrel, an orally available inverse agonist of the serotonin 2A receptor intended for the treatment of thrombotic diseases.

First Quarter 2014 Financial Results

•	Revenues totaled $6.8 million, including $2.9 million in net product sales of BELVIQ, of which $2.7 million represented 31.5% of Eisai’s net product sales and $0.2 million related to redemptions of the 15-day free voucher.

•	Research and development expenses totaled $21.0 million.

•	General and administrative expenses totaled $8.0 million.

•	Net loss was $25.3 million, or $0.12 per share.

•	At March 31, 2014, cash, cash equivalents and short-term investments available-for-sale totaled $256.5 million.

•	At March 31, 2014, approximately 219.5 million shares of common stock were outstanding.

Scheduled Conference Call and Webcast

Arena will host a conference call and webcast to provide a corporate update and report first quarter 2014 financial results today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ First Quarter 2014 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Conference Participation

Arena is planning to participate at upcoming investment and industry conferences, including:

•	Jefferies 2014 Global Healthcare Conference, June 2-5, 2014, New York, New York

•	American Diabetes Association’s 74th Scientific Sessions, June 13-17, 2014, San Francisco, California

•	Wells Fargo Securities Healthcare Conference, June 17-18, 2014, Boston, Massachusetts

•	Piper Jaffray Heartland Summit, August 6-7, 2014, Minneapolis, Minnesota

About BELVIQ® (lorcaserin HCl) CIV

BELVIQ (pronounced BEL-VEEK) is approved by the US Food and Drug Administration for chronic weight management and is available by prescription in the United States. BELVIQ is believed to decrease food consumption and promote satiety by selectively activating serotonin 2C receptors in the brain. The exact mechanism of action is not known. For more information about BELVIQ, click here for the full Prescribing Information or visit www.BELVIQ.com.

BELVIQ is indicated to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes).

Limitations of Use:

•	The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established.

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established.

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation. In patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

Arena has granted exclusive marketing and distribution rights to Eisai for most territories worldwide, to Ildong Pharmaceutical Co., Ltd., for South Korea, and to CY Biotech Company Limited for Taiwan. Arena plans to enter into additional collaborations to commercialize BELVIQ in Australia, New Zealand and Israel.

About Arena Pharmaceuticals

Arena is embracing the challenge of improving health by seeking to bring innovative medicines targeting G protein-coupled receptors to patients. BELVIQ® (lorcaserin HCl), Arena’s internally discovered drug, is approved in the United States and is under review for regulatory approval in additional territories. Arena’s US operations are located in San Diego, California, and its operations outside of the United States, including its commercial manufacturing facility, are located in Zofingen, Switzerland. For more information, visit Arena’s website at www.arenapharm.com.

Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® is a registered trademark of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication, use, safety, efficacy, mechanism of action and potential of BELVIQ or lorcaserin; productivity of the start in 2014; significance of marketing initiatives; advancement of lorcaserin life-cycle management programs;

development of Arena’s pipeline; Eisai’s investment, including the strategic importance of the investment areas; the sales force for BELVIQ, including plans to increase the number of representatives and related timing, significance and other expectations; reimbursement coverage for BELVIQ, including efforts to expand coverage, additional coverage, patient access and significance; regulatory review and approval and commercialization of BELVIQ; the protocol, design, scope, enrollment, timing, expectations and other aspects of Arena’s or its collaborators’ studies or trials; plans to enter into additional collaborations and the commercialization of BELVIQ in additional territories; embracing the challenge of improving health; seeking to bring innovative medicines to patients; and Arena’s focus, plans, goals, strategy, expectations, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: risks related to commercializing drugs, including regulatory, manufacturing, supply and marketing issues and the availability and use of BELVIQ; cash and revenues generated from BELVIQ, including the impact of competition; Arena’s revenues will be based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and BELVIQ may not be approved for marketing when expected or ever in combination with another drug, for another indication or using a different formulation or in any other territory for any indication; regulatory decisions in one territory may impact other regulatory decisions and Arena’s business prospects; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet regulatory requirements or otherwise be sufficient for (or Arena or a collaborator may not pursue) further research and development, regulatory review or approval or continued marketing; Arena’s ability to obtain and defend patents; the timing, success and cost of Arena’s research and development; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and

satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

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Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended March 31,
	2014	2013
	(unaudited)
Revenues
Net product sales	$2,882	$0
Eisai collaborative revenue	3,347	1,495
Manufacturing services	448	765
Other collaborative revenue	137	113

Total revenues	6,814	2,373

Operating Costs & Expenses
Cost of product sales	831	473
Cost of manufacturing services	496	1,645
Research & development	20,988	14,008
General & administrative	8,037	7,251

Total operating costs & expenses	30,352	23,377
Interest & Other Income (Expense)
Interest income	29	24
Interest expense	(1,747)	(1,787)
Gain (Loss) from valuation of derivative liabilities	(110)	3,859
Other	111	32

Total interest & other income (expense), net	(1,717)	2,128

Net loss	$(25,255)	$(18,876)

Net loss per share:
Basic	$(0.12)	$(0.09)

Diluted	$(0.12)	$(0.09)

Shares used in calculating net loss per share:
Basic	219,222	217,503

Diluted	219,222	217,503

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31, 2014	December 31, 2013
	(unaudited)	[1]
Assets
Cash & cash equivalents	$203,272	$221,878
Short-term investments, available-for-sale	53,234	0
Accounts receivable	1,552	10,602
Inventory	11,947	12,759
Prepaid expenses & other current assets	6,363	3,571
Land, property & equipment, net	78,046	77,388
Acquired technology & other non-current assets	13,282	13,609

Total assets	$367,696	$339,807

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$29,412	$30,827
Total deferred revenues	134,618	139,190
Total derivative liabilities	5,002	4,892
Total lease financing obligations & other long-term liabilities	72,609	73,041
Total stockholders’ equity	126,055	91,857

Total liabilities & stockholders’ equity	$367,696	$339,807

[1]	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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